Exhibit 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”) is made as of January 16, 2008, by and among Tekni-Plex, Inc. (the “Company”), each of the Company’s subsidiaries identified on the signature pages hereof (the “Subsidiaries”), the Holders of the Company’s 12 3/4% Senior Subordinated Notes due 2010 (the “Notes”) that were issued pursuant to that certain Indenture, dated as of June 21, 2000 (as supplemented on May 6, 2002, August 22, 2002, and April 25, 2005, the “Indenture”), that are signatories hereto (each a “Noteholder,” and collectively, the “Noteholders,” and together with the Company, the “Parties”) and U.S. Bank, National Association, as successor indenture trustee (the “Indenture Trustee”) under the Indenture.

RECITALS

WHEREAS, the Noteholders collectively hold not less than $286,650,000 in aggregate principal amount of the Notes, representing not less than 91% of the aggregate principal amount of the Notes that are outstanding, and not less than $184,250,000 in aggregate principal amount of the Second Lien Notes (as defined below), representing not less than 67% of the aggregate principal amount of the Second Lien Notes that are outstanding;

WHEREAS, each of the Noteholders is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP (collectively, the “Noteholder Group”);

WHEREAS, as of the date hereof, Company has failed to make the scheduled interest payment due under the Notes and the Indenture on December 17,

2007, which is a Default and if not cured within thirty days thereafter will become an Event of Default (collectively, the “Interest Default”);

WHEREAS, at the Company’s request, the Noteholders have agreed to forbear from exercising, and to instruct the Indenture Trustee not to exercise, those of the rights and remedies available under the Indenture and/or applicable law that have arisen or may hereafter arise, due to the occurrence and continuance of the Interest Default on the terms and conditions set forth herein; and

WHEREAS, capitalized terms used and not defined herein shall have the meanings ascribed to them in the Indenture.

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth in this Agreement, the Parties, each intending to be legally bound, agree as follows:

1.            Forbearance.

(a)           Effective as of the Forbearance Effective Date (as defined below), the Noteholders agree that, until the expiration of the Forbearance Period (as defined below), they (both individually and collectively) will forbear from exercising, and shall direct the Indenture Trustee and any broker or other Person that holds the Securities on behalf of such Noteholders, and by signature hereto so direct the Indenture Trustee pursuant to Section 6.05 of the Indenture and such brokers or other Persons, not to exercise, any rights and remedies against the Company or the Subsidiaries that are available under the Indenture and/or applicable law solely with respect to the Interest

Default (excluding, however, any right to default interest on the Notes (including on all unpaid interest on the Notes) to the extent provided under the Indenture, during the Forbearance Period); provided, however, that nothing herein shall restrict, impair or otherwise affect the exercise of the Noteholders’ rights under this Agreement, and providedfurther that no such forbearance shall constitute a waiver with respect to the Interest Defaults or any other Events of Default under the Indenture.

(b)           With respect to the Noteholders’ holdings of Second Lien Notes, effective as of the Forbearance Effective Date, the Noteholders agree that, until the expiration of the Forbearance Period (as defined below), they will (individually and collectively) forbear from exercising, and shall direct the indenture trustee for the Second Lien Notes (the “Second Lien Indenture Trustee”) and any broker or other Person that holds the Securities (as defined in the Second Lien Indenture (as defined below)) on behalf of such Noteholders, and by signature hereto so direct the Second Lien Indenture Trustee pursuant to Section 6.05 of the Second Lien Indenture and such brokers or other Persons, not to exercise, any rights and remedies against the Company or the Subsidiaries that may become available under the Second Lien Indenture and/or applicable law solely with respect to an Event of Default that may at some point come to exist under Section 6.01(6) of the Second Lien Indenture in the event that the Notes are accelerated by the requisite Holders of the Notes or the Indenture Trustee as a result of the Interest Default.

(c)           As used herein, the term “Forbearance Period” shall mean the period beginning on the date hereof and ending upon the occurrence of a Termination Event.  As used herein, “Termination Event” shall mean the earlier to occur of (i) February 14, 2008; (ii) one Business Day after termination of the “Waiver Period” under

Waiver No. 4 to the Company’s June 10, 2005 credit agreement (the “Credit Agreement”) and (iii) four Business Days after the delivery by Paul, Weiss, as counsel to the Noteholder Group, to the Company and the Indenture Trustee of a written notice terminating the Forbearance Period (the “Termination Notice”), which notice may be delivered at any time but only upon or after the occurrence of any Forbearance Default (as defined below); provided, however, that notwithstanding the foregoing, this Agreement shall immediately terminate upon the occurrence of a Forbearance Default under subsection (H) below, without the need for delivery of the Termination Notice or any other notice.  As used herein, the term “Forbearance Default” shall mean: (A) the valid acceleration of obligations arising under (i) the 8 3/4% Senior Secured Notes due 2013 (the “Second Lien Notes”) issued pursuant to that certain indenture dated as of November 21, 2003 (the “Second Lien Indenture”); (ii) the 10 7/8 %  Senior Secured Notes due 2012 (the “First Lien Notes”) issued pursuant to that certain indenture dated as of June 10, 2005 (the “First Lien Indenture”); or (iii) the Credit Agreement dated as of June 10, 2005, between the Company, as borrower, Citicorp USA, Inc. as administrative agent, General Electric Capital Corporation as syndication agent, and the lenders and issuers party thereto (the “Credit Agreement”); (B) the Company’s payment of or entry into an agreement to pay the fees or expenses of any ad-hoc group of holders of First Lien Notes or Second Lien Notes (other than the Noteholder Group); (C) the Company’s failure to prepare and deliver, on or prior to January 31, 2008, to Houlihan, Lokey, Howard & Zukin Capital, Inc. (“Houlihan Lokey”) and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”, together with Houlihan Lokey, the “Advisors”) a business plan for the Company, together with supporting financial projections and other information in support thereof (collectively, the “Business Plan”); (D) the failure of the Company, after four business days’ written notice from Paul, Weiss, as counsel to the Noteholder Group alleging such a failure, to engage in good faith negotiations with the Noteholder Group regarding (i) a potential restructuring transaction  or (ii) a fee letter under which the Company agrees to pay the reasonable fees and expenses of Houlihan Lokey, financial advisor to the Noteholder Group, which determination shall be made by the holders of a majority in principal amount of the Notes in good faith and their reasonable discretion; (E) the occurrence of any Event of Default other than the Interest Default; (F) the failure of the Company to comply with any material term, condition, covenant or agreement set forth in this Agreement; (G) the failure of any representation or warranty made by the Company under this Agreement to be true and correct in all material respects as of the date when made; (H) the commencement by or against the Company or any Subsidiary that is a Significant Subsidiary as defined in the Indenture of a case under title 11 of the United States Code; (I) the Company engages in any material asset sales (other than the disposition of inventory), material sale-leaseback, or material financing transaction (including an increase in commitment under the Credit Agreement) without the consent of a majority in principal amount of the Notes held by the Noteholder Group or (J) the Company pays any management, sponsor or consulting fees to its preferred stockholders or their affiliates.

(d)           Upon the occurrence of a Termination Event, the agreement of the Noteholders hereunder to forbear, and to direct the Indenture Trustee and any broker or other Person that holds the Securities on behalf of such Noteholders, to forbear, from exercising rights and remedies in respect of the Interest Default, shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind (other than, where required, a Termination Notice), all of which the Company and the Subsidiaries hereby waive.  The Company and the Subsidiaries agree that, upon the occurrence of, and at any time after, the occurrence of a Termination Event, the Noteholders or the Indenture Trustee, as applicable, may proceed, subject to the terms of the Indenture and/or applicable law, to exercise any or all rights and remedies under the Indenture and/or applicable law, including, without limitation, the rights and remedies on account of the Interest Default and any other Events of Default that may then exist.  Without limiting the generality of the foregoing, upon the occurrence of a Termination Event, if any Event of Default (including the Interest Default) exists at such time, the Noteholders or the Indenture Trustee, as applicable, may, upon such notice or demand as is specified by the Indenture or applicable law, and subject to the terms of the Indenture and/or applicable law, (x) collect and/or commence any legal or other action to collect any or all of the Company’s or the Subsidiaries’ obligations under the Indenture or the Subsidiary Guarantees; and (y) take any other enforcement action or otherwise exercise any or all rights and remedies provided to them under the Indenture and/or applicable law, all of which rights and remedies are fully reserved.

(e)           The Company and the Subsidiaries acknowledge that the Noteholders have made no assurances whatsoever concerning any possibility of any extension of the Forbearance Period, any other forbearance or similar arrangement or any other limitations on the exercise of their rights, remedies and privileges under or otherwise in connection with the Indenture and/or applicable law.

(f)           The Company and the Subsidiaries acknowledge and agree that any forbearance, waiver or consent that the Noteholders may make on or after the date hereof has been made by the Noteholders in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Company and the Subsidiaries hereunder.

2.            Effectiveness.  This Agreement shall become effective on the first date (the “Forbearance Effective Date”) on which each of the following conditions is satisfied and evidence of its satisfaction has been delivered to counsel to the Noteholder Group:

(a)           execution and delivery of counterparts of this Agreement by the Noteholders, the Company and the Subsidiaries;

(b)           execution and delivery of Paul, Weiss’s engagement letter by the Company, and payment to Paul, Weiss of the retainer described therein; and

(c)           payment of $300,000 to Houlihan Lokey for fees and expenses through February 14, 2008.

This Agreement shall be effective as to the Noteholders, the Company and the Subsidiaries in accordance with Section 2 hereof regardless of whether the Indenture Trustee executes this Agreement.  This Agreement shall be effective as to the Indenture Trustee upon the Indenture Trustee becoming a signatory hereto.

3.            Representations, Warranties and Covenants.

(a)           The Company and the Subsidiaries represent, warrant and covenant as follows:

(i)           Except for the Interest Default, no other Default or Event of Default has occurred and is continuing.

(ii)           The execution, delivery and performance by the Company and the Subsidiaries of this Agreement:

(1)           are within their corporate or limited partnership powers, as applicable;

(2)           have been duly authorized by all necessary corporate or limited partnership action, as applicable, including the consent of the holders of its equity interests where required;

(3)           do not and will not (A) contravene their certificate of incorporation or by-laws or limited partnership or other constituent documents, (B) violate any (i) applicable material requirement of law or (ii) material order or decree of any governmental authority or arbitrator applicable to them, (C) materially conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material contractual obligation of the Company or the Subsidiaries, or (D) result in the creation or imposition of any material lien or encumbrance upon any of the material property of the Company or the Subsidiaries; and

(4)           do not and will not require the consent of, authorization by, approval of any governmental authority, other than those which prior to the Forbearance Effective Date will have been obtained or made and copies of which prior to the Forbearance Effective Date will have been delivered to counsel to the Noteholder Group and each of which on the Forbearance Effective Date will be in full force and effect or as would not be material.

(b)           The Noteholders represent as follows:

(i)           As of the date hereof, based on the representations of each of the individual Noteholders, the Noteholders, in the aggregate, hold, with all rights, including without limitation the right to vote, not less than $286,650,000 in principal amount of the Notes, representing not less than 91% of the aggregate principal amount of the Notes outstanding.

(ii)           As of the date hereof, based on the representations of each of the individual Noteholders, the Noteholders, in the aggregate, hold, with all rights, including without limitation the right to vote, not less than $184,250,000 in principal amount of the Second Lien Notes, representing not less than 67% of the aggregate principal amount of the Second Lien Notes outstanding.

4.            Ratification of Liability.  The Company and its Subsidiaries hereby ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under the Indenture.

5.            Meetings/Access.  The Company agrees, commencing on the Forbearance Effective Date, to provide the Advisors reasonable access to its employees, officers, facilities, and books and records and otherwise reasonably cooperate in connection with the Advisors’ due diligence investigation (it being understood that, prior to the delivery of the Business Plan, the Company’s primary focus shall be on the preparation thereof).  The Company further agrees to make its officers and advisors available at reasonable times and places to discuss the Business Plan and the Company’s business and operations with the Advisors (who may be accompanied by any Noteholders who have entered into an acceptable confidentiality arrangement).

6.            Complete Integration; Amendments.  This Agreement constitutes the full and final agreement between the Parties with respect to the subject matter hereof, and it may not be modified or amended except by a written instrument, signed by each of the Parties, expressing such amendment or modification.  The Parties warrant, promise and represent that in executing this Agreement, each Party is not relying upon any oral representation, promise or statement made by any other Party hereto and that each Party is not relying upon any promise, statement or representation contained in any other written instrument.

7.            No Other Amendments; Reservation of Rights, No Waiver.  Other than as otherwise expressly provided herein, this Agreement shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of the Noteholders or the Indenture Trustee, as applicable, under the Indenture or applicable law, nor shall the entering into this Agreement preclude the Noteholders from refusing to enter into any further amendments or forbearances with respect to the Indenture.  Other than as expressly provided herein, this Agreement shall not constitute a forbearance with respect to (i) any failure by the Company to comply with any covenant or other provision in the Indenture or (ii) the occurrence or continuance of any present or future Event of Default.

8.            Counterparts/Facsimile Transmission.  This Agreement may be signed in counterparts, each of which, when taken together, shall be deemed an original.  Execution of this Agreement is effective if a signature is delivered by facsimile transmission or electronic (e.g., “pdf”) transmission.

9.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their respective successors, assigns, heirs and personal representatives.

10.           Authority.  Any person signing this Agreement in a representative capacity (i) represents and warrants that he/she is authorized to sign this Agreement on behalf of the Party he/she represents and that his/her signature upon this Agreement will bind the represented Party to the terms of this Agreement, and (ii) acknowledges that the other Party to this Agreement has relied upon such representation and warranty.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions.

12.           Remedies.  All Parties hereto agree that irreparable damage would result from any Party’s breach of this Agreement, and further agree that a non-breaching Party would have no adequate remedy at law to redress such breach.  Therefore, the Parties hereto agree that, in the event of a breach of this Agreement, specific performance and/or injunctive relief is appropriate to remedy such breach.  Notwithstanding the foregoing, nothing contained in this Section 12 shall be deemed a waiver by any non-breaching Party hereto of any other remedies available at law to redress any other Party’s breach of this Agreement.  Each of the rights and powers provided pursuant to this Agreement shall be cumulative and in addition to and not in derogation of the rights and powers otherwise available under applicable law to the Parties.

13.           Direction to Indenture Trustee.  The Noteholders’ agreement to forbear as provided herein shall constitute a direction from such Noteholders to the Indenture Trustee to similarly forbear during the Forbearance Period.

14.           Acquisition of Additional Notes.  This Agreement shall in no way be construed to preclude any Noteholder from acquiring additional Notes or Second Lien Notes to the extent permitted by applicable law.  However, the Noteholder shall, automatically and without further action, remain subject to this Agreement with respect to any Notes and Second Lien Notes so acquired.

15.           Limitation on and Notice of Transfers of Notes.  Each of the undersigned Noteholders hereby agrees not to sell, assign, pledge, hypothecate or otherwise transfer, during the Forbearance Period, any Notes or Second Lien Notes (or any rights in respect thereof, including the right to vote) held by such Noteholder as of the execution date of this Agreement except to a party who (i) is already a signatory Noteholder under this Agreement or (ii) contemporaneously with any such sale, assignment, pledge, hypothecation, or transfer, agrees to be fully bound as a signatory Noteholder hereunder by executing and delivering to the Company a joinder to this Agreement.  Any Noteholder that takes any action in violation of the preceding sentence shall notify the Company within one Business Day thereafter.  Each of the undersigned Noteholders hereby agrees to provide Paul, Weiss with written notice, within two business days, of any sale, assignment, pledge, hypothecation or other transfer, during the Forbearance Period, of any Notes or Second Lien Notes (or any rights in respect thereof, including the right to vote) held by such Noteholder as of the execution date of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

TEKNI-PLEX, INC.

By:	/s/ James E. Condon
Name:	James E. Condon
Title:	Chief Financial Officer

SUBSIDIARIES

PURETEC CORPORATION
NATVAR HOLDINGS, INC.
TRI-SEAL HOLDINGS, INC.
PLASTIC SPECIALTIES AND TECHNOLOGIES, INC.
BURLINGTON RESINS, INC.
PLASTIC SPECIALTIES AND TECHNOLOGIESINVESTMENTS, INC.
DISTRIBUTORS RECYCLING, INC.
TPI ACQUISITION SUBSIDIARY, INC.
TP/ELM ACQUISITION SUBSIDIARY, INC.,
collectively, as Guarantors

By:	/s/ James E. Condon
Name:	James E. Condon
Title:	Chief Financial Officer

THE NOTEHOLDERS

AVENUE INVESTMENTS, L.P.

By:	Avenue Partners, LLC, its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

AVENUE-CDP GLOBAL OPPORTUNITIES FUND, L.P.

By:	Avenue Global Opportunities Fund GenPar, LLC, its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

AVENUE INTERNATIONAL MASTER, L.P.

By:	Avenue International Master GenPar, Ltd., its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.

By:	Avenue Capital Partners IV, LLC, its General Partner
By:	GL Partners IV, LLC, its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

AVENUE SPECIAL SITUATIONS FUND V, L.P.

By:	Avenue Capital Partners V, LLC, its General Partner
By:	GL Partners V, LLC, its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

BARCLAYS BANK, PLC

By:	/s/ Brian Berman
Name:	Brian Berman
Title:	Managing Director

GLENVIEW CAPITAL MANAGEMENT, LLC, as investment adviser for GCM Little Arbor Partners, L.P., GCM Little Arbor Institutional Partners, L.P., and GCM Little Arbor Master Fund, Ltd.

By:	/s/ Mark Horowitz
Name:	Mark Horowitz
Title:	Chief Operating Officer and General Counsel

MORGAN STANLEY & CO., INC

By:	/s/ Andrew Brenner
Name:	Andrew Brenner
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P., on behalf of certain funds and accounts managed by it or its affiliates

By:	/s/ Ken Liang
Name:	Ken Liang
Title:	Managing Director

By:	/s/ Aaron Bendikson
Name:	Aaron Bendikson
Title:	Senior Vice President

AGREED TO AND ACKNOWLEDGED
BY THE INDENTURE TRUSTEE
(SOLELY WITH RESPECT TO
SECTION 13 (DIRECTION TO
INDENTURE TRUSTEE)):

By:
Name:
Title: